EXHIBIT 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Jim Harp, CFO
04-019		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Lisa Elliott, Vice President
DRG&E / 713-529-6600

Hornbeck Offshore Announces Final Pricing

for Tender Offer of 10 5/8% Senior Notes due 2008

November 16, 2004 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it has determined the total consideration to be paid pursuant to its pending tender offer (the “Offer”) for any and all $175,000,000 aggregate principal amount of its 10-5/8% Senior Notes due 2008 (CUSIP 440536 AB 6) (the “Notes”) and related consent solicitation (“Consent Solicitation”). The Offer and Consent Solicitation commenced on Wednesday, November 3, 2004, and are scheduled to expire at 5:00 p.m., Eastern time, on Friday December 3, 2004 (the “Expiration Time”).

The Tender Offer Yield for bonds tendered and accepted will be 3.172%, and was determined as of 2:00 p.m. Eastern time today by reference to a fixed spread of 0.75% over the yield to maturity of the 1.50% United States Treasury Security due July 31, 2005. Assuming a settlement date of November 24, 2004, the total consideration for each $1,000 in principal amount of the Notes will be $1,102.08, plus accrued and unpaid interest up to, but not including, that date.

The total consideration for the Notes includes a consent payment of $30 per $1,000 principal amount for all Notes validly tendered and not validly withdrawn prior to 5:00 p.m., Eastern time, tomorrow, November 17, 2004, unless extended (the “Consent Time”), if such Notes are accepted for purchase. Subject to the conditions of the Offer, the initial settlement date with respect to all Notes validly tendered and not validly withdrawn before the Consent Time that are accepted, will be within five business days following the Consent Time. The final settlement date will occur promptly after the Expiration Time, and is expected to be the business day following the Expiration Time, or December 6, 2004, for those notes validly tendered and not validly withdrawn after the Consent Time but before the Expiration Time that are accepted. Each of such initial settlement date and final settlement date is referred to as a “Settlement Date.” Payment for all of the Notes accepted in the Offer will include accrued and unpaid interest up to, but not including, the applicable Settlement Date.

The Offer and Consent Solicitation are being made pursuant to the terms and subject to the conditions, including the Company’s receipt of tendered Notes representing a majority of the principal amount of the Notes outstanding prior to the Consent Time and the receipt of financing on terms and in amounts acceptable to the Company, as set forth in detail in the Company’s Offer to Purchase and Consent Solicitation Statement dated November 3, 2004, and the Consent and Letter of Transmittal. Copies of these documents are available from the Information Agent and Tender Agent, Global Bondholder Services, by calling (866) 470-3800 (US toll-free) or (212) 430-3774 (collect). Hornbeck Offshore has also retained Goldman, Sachs & Co. as Dealer Manager for the Offer and Solicitation Agent for the Consent Solicitation. Questions about the Offer or the Consent Solicitation may be directed to the Credit Liability Management Group of Goldman, Sachs & Co. at (800) 828-3182 (US toll-free) or (212) 357-5680 (collect).

This news release is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated November 3, 2004.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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